EXHIBIT 99

                              SETTLEMENT AGREEMENT

                                                              Page 8 of 11 pages

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                              SETTLEMENT AGREEMENT

         THIS Settlement Agreement ("Agreement") is executed as of the date set forth below by Mark Shoom, hereinafter referred to as "Shoom," and Classic Restaurants International, Inc., hereinafter referred to as "Classic" and James Robert Shaw, hereinafter referred to as "Shaw."

         WHEREAS, Shoom, Classic and Shaw have executed this Agreement to evidence their agreement to fully settle and compromise a claim of Shoom against Classic and Shaw.

         NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by Shoom, Shoom and Classic and Shaw hereby agree as follows:

         1. In consideration for the release granted by Shoom in the following paragraph, Classic shall issue 114,737 shares of Class A Common Stock ("Stock") to Shoom pursuant to Regulation S of the Securities and Exchange Commission in full settlement and satisfaction of any claim which Shoom has against Classic and Shaw under that promissory note dated October 9, 1996 in the original principal amount of $80,000, of which there is outstanding $80,000 in principal, $19,200 in accrued interest and $4,100 in legal expenses. In the event Shoom notifies Classic at any time within the next two years that the net proceeds from the sale of all shares of the Stock were less than $103,300, Classic agrees to promptly issue Shoom additional shares of Class A Common Stock equal to the difference between $103,300 and the amount realized divided by the average closing bid price for the Stock for the twenty days preceeding the date of said notice, which additional shares shall also be issued pursuant to Regulation S. In the event Shoom sells part or all of the Stock for net proceeds in excess of $103,300, Shoom agrees to pay Classic the difference between $103,300 and the amount actually realized and return for cancellation any unsold shares of Stock. Shoom agrees to provide such information that Classic may reasonably request from time to time to determine the amount of proceeds which have been realized from the Stock.

         2. In consideration for the issuance of Stock to Shoom pursuant to the preceding paragraph, Shoom, on behalf of himself, his heirs, executors, administrators, and assigns, hereby fully releases and discharges Classic and Shaw, and Classic's present and former officers, directors, employees, agents, representatives, heirs, executors, administrators and assigns, from all rights, claims and actions which Shoom now has or may have against them, including particularly any claims which are or

                                                              Page 9 of 11 pages

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could  have  been  asserted  in the  following  action:  MARK  SHOOM V.  CLASSIC
RESTAURANTS INTERNATIONAL, INC. AND JAMES R. SHAW, Civil Action No. 97-C-2533-1, pending in the State Court of Gwinnett County, State of Georgia; provided that said release shall not discharge Classic or Shaw from any liability to Shoom created by or under this Agreement. Upon receipt of the Stock hereunder, Shoom agrees to execute and file a dismissal with prejudice of the above-described action.

         3. This Agreement is intended by both parties to release all claims, whether known, unknown, foreseen, unforeseen, patent or latent, which Shoom may have against the parties described in the preceding paragraph, on the one hand, and which Classic and Shaw may have against Shoom, on the other hand. Shoom understands and acknowledges the significance and consequence of such specific intention to release all claims. All persons covered by this release are intended third-party beneficiaries of this Agreement.

         4. Shoom represents and warrants that he is eligible to receive Class A Common Stock of Classic pursuant to Regulation S, and specifically that he is not a U.S. Person as that term is defined in Rule 902(o) of Regulation S. Shoom agrees to execute any affidavits or certificates which Classic's transfer agent or counsel may reasonably request to issue Shoom shares of Class A Common Stock under Regulation S, and to remove any restrictive legend placed thereon at a subsequent date. Shoom further agrees to execute a Regulation S Subscription
Agreement substantially in the form of that document which is attached as Exhibit A hereto.

         5. Classic represents and warrants that it is eligible to issue Class A Common Stock under Regulation S to a purchaser of said stock who otherwise qualifies under Regulation S. Classic shall pay the costs of any opinion letters of counsel necessary to issue the Class A Common Stock to Shoom, and to obtain removal of any restrictive legend thereon at the earliest date.

         6. This Agreement is freely and voluntarily executed by Shoom after having been apprised of all relevant information and data, and after obtaining the advice, or being given the opportunity to obtain the advice, of competent counsel.

         7. Shoom has read this Agreement and understands the terms used herein.

         8. This Agreement may be executed in counterpart.



Dated: JUNE 6, 1997                 By:/S/MARK SHOOM

                                                             Page 10 of 11 pages

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                                                     Mark Shoom, Individually


                                        CLASSIC RESTAURANTS INTERNATIONAL, INC.


Dated:06/06/97                 /S/JAMES ROBERT SHAW
                        By: James Robert Shaw, President




Dated:06/06/97                 By:/S/JAMES ROBERT SHAW
                                                 James Robert Shaw, Individually


                                                             Page 11 of 11 pages